Exhibit 99.1

IMMEDIATE RELEASE	NEWS
July 21, 2009	NASDAQ-EVOLD

Evolving Systems, Inc. Announces
Completion of One-for-Two Reverse Stock Split

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOLD), a leading provider of software solutions and services to the wireless, wireline and cable markets, today announced that its previously-disclosed one-for-two reverse stock split of its common stock became effective at 11:59 p.m. (Eastern time) on July 20, 2009 (the “Effective Time”). Trading of Evolving Systems’ common stock on the Nasdaq Capital Market will continue, on a reverse stock split-adjusted basis, with the opening of the markets today, July 21, 2009, under the Company’s new CUSIP number, 30049R 209 (Old CUSIP Number: 30049R 100).

As a result of the reverse stock split, each two shares of Evolving Systems’ common stock that were issued and outstanding or held in treasury at the Effective Time were automatically combined into one share, subject to the elimination of fractional shares as described below. The total number of shares of common stock issued and outstanding was reduced from approximately 19.5 million shares to approximately 9.75 million shares.

The Company’s common stock will trade under the symbol “EVOLD” for 20 days to designate that it is trading on a post-reverse stock split basis. The common stock will resume trading under the symbol “EVOL” after the 20-day period.

The Company has retained its transfer agent, American Stock Transfer & Trust Company (“AST”), to act as exchange agent for the reverse stock split. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

In conjunction with the reverse stock split, Evolving Systems is converting to a paperless stock certificate system, namely, the Direct Registration System (“DRS”). With DRS, shares are issued in “book-entry” form only, meaning the Company will no longer issue paper stock certificates. As a result, any stockholder who owns shares in certificated form as of the Effective Time will not receive new, post-reverse stock split paper stock certificates in exchange for old, pre-reverse stock split paper stock certificates. Instead, such a stockholder will receive a statement that indicates how many new, post-reverse stock split shares the stockholder owns through DRS, along with a brochure explaining how to access the stockholder’s online account with AST. For further information, stockholders and securities brokers should contact AST at (877) 248-6417 or (718) 921-8317.

Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares.  Where shares are held in certificated form, stockholders must provide AST with a properly completed and duly executed transmittal letter and surrender all old certificate(s), after which they will receive an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by AST of all fractional shares otherwise issuable. Stockholders who hold their stock in “street name” should contact their brokers for further information regarding payment for fractional shares.

About the Company

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the U.S. SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases and the Company’s website at www.evolving.com.

CONTACTS:

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. +1 303 393 7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com